UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2017

LILIS ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35330	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

300 E. Sonterra Blvd., Suite No. 1220
San Antonio, TX	78258
(Address of Principal Executive Offices)	(Zip Code)

(210) 999-5400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

Lease Acquisition Agreement

On October 3, 2017, Lilis Energy, Inc. (the “Company”) entered into a lease acquisition agreement (the “Acquisition Agreement”) with KEW Drilling, a Delaware limited partnership (the “Seller”), pursuant to which the Company will initially acquire from Seller approximately 4,051 undeveloped net acres in Winkler County, Texas and is committed, subject to the terms and conditions of the Agreement, to acquire additional undeveloped oil and gas leases in Winkler County, Texas for an aggregate purchase price of up to $45,600,000 initially with a commitment for up to $47,000,000 for additional oil and gas leases pursuant to the terms set forth in the Acquisition Agreement (collectively, the “Leases”). Once the value of the additional Leases to be acquired exceeds the $47,000,000 aggregate purchase price threshold (calculated on a per-net-acre basis), the Company has the option, but not the obligation, to acquire any additional oil and gas leases that are acquired by Seller and meet the specifications set forth in the Acquisition Agreement.

The Acquisition Agreement contains terms and conditions customary to transactions of the type including title due diligence provisions and representations and warranties regarding the Leases, including, but not limited to, those regarding taxes, liens, litigation, preferential rights to purchase and consents.

The Company expects to fund the purchase price for the Leases with borrowings under the delayed draw term loans available pursuant to its second lien credit agreement, dated as of April 26, 2017 (the “Credit Agreement”), by and among the Company, certain subsidiaries of the Company, as guarantors (the “Guarantors”), Wilmington Trust, National Association, as administrative agent (the “Agent”), and the lenders party thereto (the “Lenders”), including Värde Partners, Inc., as lead lender (the “Lead Lender”), and cash on hand. The delayed draw term loans and an amendment to the Credit Agreement are discussed in more detail below.

The foregoing description of the terms of the Acquisition Agreement is not complete and is qualified in its entirety by reference to the copy of the Acquisition Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.

Amendment No. 1 to Credit Agreement and Delayed Draw Term Loans

On October 3, 2017, the Company, the Guarantors, the Agent and the Lenders entered into Amendment No. 1 (the “Amendment”) to the Credit Agreement. The purpose of the Amendment is to waive certain conditions precedent to the drawing of the $45,000,000 delayed draw term loans under the Credit Agreement and to provide for the funding of such delayed draw term loans upon the signing of the Acquisition Agreement. The Company borrowed the full $45,000,000 of the delayed draw terms loans on October 4, 2017.

Under the Amendment, if the Company does not use any portion of the delayed draw term loans for the acquisitions contemplated by the Acquisition Agreement or such other acquisitions as may be approved by the Lead Lender within a specified time period ending not later than January 10, 2018, the Company will be required to prepay such unused portion of the delayed draw terms loans, together with accrued and unpaid interest and a prepayment premium equal to a 20% annualized rate on such amount (but without the make-whole amount otherwise payable on repayment of loans under the Credit Agreement), within two business days after the end of such specified period. Any portion of the delayed draw term loans so repaid may be later re-borrowed by the Company, subject to the terms of the Credit Agreement.

The foregoing description of the terms of the Amendment is not complete and is qualified in its entirety by reference to the copy of the Amendment, which is filed as exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure.

On October 4, 2017, the Company issued a press release announcing the transactions described above in addition to its continued results of its drilling and completion operations. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1, and is incorporated herein by reference.

The information furnished under this Item 7.01, including the accompanying Exhibit 99.1, shall not be deemed to be “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section. The information in this Item 7.01 shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1

Amendment No. 1 to Credit Agreement, dated October 3, 2017 by and among Lilis Energy, Inc., the Guarantors party thereto, the Lenders party thereto and Wilmington Trust, National Association, as administrative agent.

99.1	Press Release of Lilis Energy, Inc. dated October 4, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 10, 2017	LILIS ENERGY, INC.

	By:	/s/ Joseph Daches
Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1

Amendment No. 1 to Credit Agreement, dated October 3, 2017 by and among Lilis Energy, Inc., the Guarantors party thereto, the Lenders party thereto and Wilmington Trust, National Association, as administrative agent.

99.1	Press Release of Lilis Energy, Inc. dated October 4, 2017.